U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   CB Capital Investors, LLC ("CBCI")("FN 1")
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   (Last)               (First)                 (Middle)


   c/o Chase Capital Partners
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                                    (Street)


   380 Madison Avenue-12th Floor
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Triton PCS Holdings, Inc. ("TPCS")
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   January 2000
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5. If Amendment, Date of Original (Month/Year)

   October 1999
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Class A Common Stock       10/27/99       J               12,270,744  A      N/A       12,270,744    D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Series C Preferred  23 for 1 10/27/99  J           533,510.610 10/27/99 N/A   Class A  12,270,744  N/A    0         D
Stock (FN 2)                                                                  Common
                                                                              Stock
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
Explanation of Responses:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) CB Capital Investors, LLC ("CBCI, LLC") became the successor to CB Capital Investors, L.P. ("CBCI, LP"), (ii) CB Capital Investors, Inc. ("CBCI, Inc.") became the managing member of CBCI, LLC, and (iii) Chase Capital Partners ("CCP") became the manager, by delegation, of CBCI, LLC, pursuant to a master advisory agreement with CBCI, Inc. The internal reorganization changed CBCI, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

(2) Prior to the closing of the initial public offering of Triton PCS Holdings, Inc., these shares were automatically converted into Class A Common Stock on a 23 for 1 basis.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

CB CAPITAL INVESTORS, LLC

By: Chase Capital Partners, as Manager


   /s/                                                        February   , 2000
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date

Title: _______________ of Chase Capital Partners

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                                                                                              Ownership      Nature of    Disclaims
Name and Address    Designated     Statement    Issuer Name,      Title of     Amount of        Form:        Indirect     Pecuniary
  of Reporting      Reporter(1)       for          Ticker         Security     Securities   Direct (D) or   Beneficial     Interest
     Person                       month/year  or Trading Symbol               Beneficially  Indirect (I)     Ownership
                                                                                 Owned
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
Ana Carolina        CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                Yes
Aidar             Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
c/o Chase                                          (TPCS)                                                 Note 2 below
Capital Partners
Rua Verbo
Divino, 1400
Sao Paulo,
Brazil, SP
04719-002
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John R. Baron       CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                Yes
c/o Chase Capital Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Partners                                           (TPCS)                                                 Note 2 below
380 Madison
Avenue
12th Floor
New York, NY
10017
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Chris C. Behrens    CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                 No
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
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Mitchell J. Blutt   CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                 No
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue
12th Floor
New York, NY
10017
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David S. Britts     CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                 No
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
50 California
Street
San Francisco,
CA  94111
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Arnold L. Chavkin   CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                 No
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
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David J. Gilbert    CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                Yes
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue
12th Floor
New York, NY
10017
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

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Eric A. Green       CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                Yes
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue
12th Floor
New York, NY
10017
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Michael R. Hannon   CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                 No
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
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Donald J. Hofmann   CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                 No
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
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Jonathan Meggs      CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                Yes
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
125 London Wall
London EC2Y 5AJ,
United Kingdom
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Stephen P. Murray   CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                 No
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
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John M.B.           CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                 No
O'Connor          Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
c/o Chase                                          (TPCS)                                                 Note 2 below
Capital Partners
380 Madison
Avenue 12th Floor
New York, NY
10017
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Bob Ruggiero        CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                Yes
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
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

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Susan L. Segal      CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                Yes
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
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Lindsay Stuart      CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                Yes
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
125 London Wall
London EC2Y 5AJ,
United Kingdom
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Patrick Sullivan    CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                Yes
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
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Shahan D.           CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                 No
Soghikian         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
c/o Chase                                          (TPCS)                                                 Note 9 below
Capital
Partners
50 California
Street, Suite
2940
San Francisco,
CA 94111
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Jeffrey C. Walker   CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                 No
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
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Timothy J. Walsh    CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                 No
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
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Richard D. Waters   CB Capital    January,       Triton PCS     See Table I    12,270,744         I       See                Yes
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                  Explanatory
Capital Partners                                   (TPCS)                                                 Note 2 below
380 Madison
Avenue 12th Floor
New York, NY
10017
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

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Damion E. Wicker    CB Capital    January,       Triton PCS     See Table I    12,270,744        I       See Explanatory      No
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                 Note 2 below
Capital Partners                                   (TPCS)
380 Madison
Avenue 12th Floor
New York, NY
10017
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CCP European        CB Capital    January,       Triton PCS     See Table I    12,270,744        I       See Explanatory      No
Principals, LLC   Investors, LLC  2000         Holdings, Inc.      above                                 Note 2 below
c/o Chase                                          (TPCS)
Capital Partners
380 Madison
Avenue 12th Floor
New York, NY
10017
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CCP Principals,     CB Capital    January,       Triton PCS     See Table I    12,270,744        I       See Explanatory      No
LLC c/o Chase     Investors, LLC  2000         Holdings, Inc.      above                                 Note 2 below
Capital Partners                                   (TPCS)
380 Madison
Avenue 12th Floor
New York, NY
10017
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Chase Capital       CB Capital    January,       Triton PCS     See Table I   12,270,744         I       See Explanatory      No
Corporation       Investors, LLC  2000         Holdings, Inc.      above                                 Note 2 below
c/o Chase                                          (TPCS)
Capital Partners
380 Madison
Avenue 12th Floor
New York, NY
10017
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Chase Capital       CB Capital    January,       Triton PCS     See Table I   12,270,744         I       See Explanatory      No
Partners          Investors, LLC  2000         Holdings, Inc.      above                                 Note 3 below
380 Madison                                        (TPCS)
Avenue 12th Floor
New York, NY
10017
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CB Capital          CB Capital    January,       Triton PCS     See Table I   12,270,744         I       See Explanatory      No
Investors, Inc.   Investors, LLC  2000         Holdings, Inc.      above                                 Note 4 below
c/o Chase                                          (TPCS)
Capital Partners
380 Madison
Avenue
12th Floor
New York, New
York 10017
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The Chase           CB Capital    January,       Triton PCS     See Table I   12,270,744         I       See Explanatory      No
Manhattan Bank    Investors, LLC  2000         Holdings, Inc.      above                                 Note
270 Park Avenue                                    (TPCS)                                                5 below
35th Floor
New York, New
York 10017
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

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The Chase           CB Capital    January,       Triton PCS     See Table I   12,270,744         I       See Explanatory      No
Manhattan         Investors, LLC  2000         Holdings, Inc.      above                                 Note 6 below
Corporation                                        (TPCS)
270 Park Avenue
35th Floor
New York, NY
10017
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I. Robert Greene    CB Capital    January,       Triton PCS     See Table I   12,270,744         I       See Explanatory      No
c/o Flatiron      Investors, LLC  2000         Holdings, Inc.      above                                 Note 7 below
Partners                                           (TPCS)
257 Park Avenue
South 12th Floor
New York, NY
10010
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Brian J. Richmand   CB Capital    January,       Triton PCS     See Table I    12,270,744        I       See Explanatory      No
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                 Note 8 below
Capital Partners                                   (TPCS)
380 Madison
Avenue 12th Floor
New York, NY
10017
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Jonas Steinmann     CB Capital    January,       Triton PCS     See Table I   12,270,744         I       See Explanatory      No
c/o Chase         Investors, LLC  2000         Holdings, Inc.      above                                 Note 9 below
Capital Partners                                   (TPCS)
380 Madison
Avenue 12th Floor
New York, NY
10017
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

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in the Tables as directly owned securities represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a general partner (or in the case of I. Robert Greene, Brian
J. Richmond and Jones Steinman, former general partners) of Chase Capital Partners ("CCP"), which is a manager, per delegation, of CBCI, LLC, pursuant to an advisory agreement with CB Capital Investors, Inc. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including internal rate of return and vesting of interests within CCP and CBCI, LLC.

3) The amounts shown in the Tables represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the non-managing member of CBCI, LLC and its manager, by delegation, pursuant to an advisory agreement with the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

4) The amounts shown in the Tables represents beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

5) The amounts shown in the Tables represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of the managing member of CBCI, LLC.

6) The amounts shown in the Tables represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is (i) the sole stockholder of Chase Capital Corporation, which is a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, pursuant to an advisory agreement with its managing member and (ii) the sole stockholder of The Chase Manhattan Bank and the sole stockholder of CB Capital Investors, Inc. (the managing member of CBCI, LLC). The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

7) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

8) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

9) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.